FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

Chief Financial Officer                                                                                                  904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2023

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 6, 2024 –

Fourth Quarter Operational Highlights (compared to the same quarter last year)

•	20.6% increase in pro-rata NOI ($7.55 million vs $6.26 million)
•	42.9% increase in Industrial and Commercial revenue; 46.1% increase in Industrial and Commercial NOI

Fourth Quarter Consolidated Results of Operations

Net income for the fourth quarter of 2023 was $2,880,000 or $.30 per share versus $2,756,000 or $.29 per share in the same period last year. The fourth quarter of 2023 was impacted by the following items:

•	Operating profit increased $466,000 compared to the same quarter last year primarily due to improved revenues in the Industrial and Commercial Segment and decreased depreciation at Dock 79.
•	Interest income increased $423,000 primarily due to an increase in interest earned on cash equivalents ($889,000) offset by decreased income from our lending ventures ($245,000) and decreased preferred interest ($221,000).
•	Interest expense increased $188,000 compared to the same quarter last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development this quarter compared to last year.
•	Equity in loss of Joint Ventures increased $879,000 primarily due to a $1.9 million gain on our guarantee liability for the refinanced Bryant Street loan which was more than offset by the same quarter last year including a $2.8 million gain on disposition of our Hickory Creek JV.

Fourth Quarter Segment Operating Results

NB: We have changed the name of both our Asset Management and Stabilized Joint Venture Business Segments. Going forward they are now our Industrial and Commercial and Multifamily Segments. These changes are purely cosmetic and don’t require any movement of assets between segments or restatement of results.

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Industrial and Commercial Segment:

Total revenues in this segment were $1,422,000, up $427,000 or 42.9%, over the same period last year. Operating profit was $539,000, up $186,000 from $353,000 in the same quarter last year. Revenues and operating profit are up because of full occupancy at 1841 62nd Street (compared to 0% same period last year) and the addition of 1941 62nd Street to this segment in March 2023. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. At quarter end, we were 95.6% leased and 95.6% occupied. Net operating income in this segment was $1,172,000, up $370,000 or 46.1% compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,899,000 versus $2,904,000 in the same period last year. Total operating profit in this segment was $2,529,000, an increase of $77,000 versus $2,452,000 in the same period last year. Net Operating Income this quarter for this segment was $2,610,000, down $169,000 or 6.1% compared to the same quarter last year due to unrealized revenue that we will collect in 2024.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, MD known as “Amber Ridge.” Of the $18.5 million of committed capital to the project, $18.0 million in principal draws have taken place through quarter end. Through the end of December 31, 2023, all 187 units have been sold, and we have received $20.2 million in preferred interest and principal to date.
•	Bryant Street is a mixed-use joint venture between the Company and MRP in Washington, DC consisting of three apartment buildings with ground floor retail and one commercial building which is fully leased. At quarter end, Bryant Street’s 487 residential units were 92.0% leased and 93.8% occupied. Its commercial space was 96.6% leased and 82.7% occupied at quarter end.
•	Lease-up is underway at The Verge, and at quarter end, the building was 90.7% leased and 85.8% occupied inclusive of 25 units licensed to Placemaker Management for a short-term corporate rental program. Retail at this location is 45.2% leased. This is our third mixed-use project in the Anacostia waterfront submarket in Washington, DC.
•	.408 Jackson is our second joint venture project in Greenville. Leasing began in the fourth quarter of 2022 with residential units 95.2% leased and 93.4% occupied at quarter end. Retail at this location is 100% leased and currently under construction and expected to open this winter.
•	Windlass Run, our suburban office and retail joint venture with St. John Properties, Inc. signed a new office lease for 3,526 square feet bringing the office portion of the project to 87.0% leased and 78.3% occupied. Additional retail space at this site is 38.2% leased and 22.9% occupied.
•	Last summer we broke ground on a new speculative warehouse project in Aberdeen, MD on Chelsea Road. Site work is nearing completion with vertical construction underway. This Class A, 259,200 square foot building is due to be complete in the 3rd quarter of 2024.
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•	We are the principal capital source for a residential development venture in Harford County, MD known as Aberdeen Overlook. The project includes 110 acres and 344 residential building lots. We have committed $31.1 million to the project with $20 million currently drawn. A national homebuilder is under contract to purchase all 222 townhome and 122 single family dwelling lots. As of year-end 11 lots had been sold and $4.5 million of preferred interest and principal has been returned to the company.

Multifamily Segment:

Total revenues in this segment were $5,370,000, a decrease of $112,000 versus $5,482,000 in the same period last year. The Maren’s revenue was $2,576,000, an increase of .2% and Dock 79 revenues decreased $117,000 to $2,794,000 or 4.0%. Total operating profit in this segment was $1,161,000, an increase of $132,000 versus $1,029,000 in the same period last year. Pro-rata net operating income this quarter for this segment was $1,865,000, down $363,000 or 16.3% compared to the same quarter last year because of the sale of our 20% Tenancy-In-Common (TIC) interest in both properties to Steuart Investment Company (SIC), mitigated by $124,000 in pro-rata NOI from our share of the Riverside joint venture in Greenville, SC.

At the end of December, The Maren was 93.94% leased and 94.70% occupied. Average residential occupancy for the quarter was 94.10%, and 61.22% of expiring leases renewed with an average rent increase on renewals of 2.75%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for the quarter was 94.78%, and at the end of the quarter, Dock 79’s residential units were 95.08% leased and 96.39% occupied. This quarter, 69.77% of expiring leases renewed with an average rent increase on renewals of 1.59%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

During the third quarter of 2022, we achieved stabilization at our Riverside Joint Venture in Greenville, South Carolina. At quarter end, the building was 95.50% leased with 94.50% occupancy. Average occupancy for the quarter was 95.21% with 53.13% of expiring leases renewing with an average rental increase of 2.04%. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Calendar Year Operational Highlights (compared to the same period last year)

•	24.8% increase in pro-rata NOI ($30.24 million vs $24.23 million)
•	Mining Royalties revenues increased 17.3%; 17% increase in royalties per ton
•	45.4% increase in Industrial and Commercial revenue; 46.2% increase in Industrial and Commercial NOI

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Calendar Year 2023 Consolidated Results of Operations

Net income for 2023 was $5,302,000 or $.56 per share versus $4,565,000 or $.48 per share in the same period last year. The calendar year 2023 was impacted by the following items:

•	Operating profit increased $3,704,000 compared to the same period last year due to improved revenues and profits in all four segments.
•	Management company indirect increased $553,000 due to merit increases and new hires along with recruiting costs.
•	Interest income increased $5,424,000 primarily due to an increase in interest earned on cash equivalents ($4,307,000) and increased income from our lending ventures ($1,202,000).
•	Interest expense increased $1,270,000 compared to the same period last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development compared to last year.
•	Equity in loss of Joint Ventures increased $6,216,000 primarily due to increased losses during lease up at The Verge ($4,418,000) and .408 Jackson ($799,000), a gain on the sale of DST Hickory Creek ($2,832,000) last year mitigated by a gain of $1,886,000 on our guarantee liability for the refinanced Bryant Street loan.
•	Calendar year 2022 included an $874,000 gain on sales of excess property at Brooksville.

Calendar Year 2023 Segment Operating Results

Industrial and Commercial Segment:

Total revenues in this segment were $5,354,000, up $1,673,000 or 45.4%, over the same period last year. Operating profit was $1,764,000, up $804,000 from $960,000 in the same period last year. Revenues and operating profit are up partly because of rent growth at Cranberry Run, but primarily because of full occupancy at 1865 and 1841 62nd Street and the addition of 1941 62nd Street to this segment in March 2023. Net operating income in this segment was $3,898,000, up $1,232,000 or 46.2% compared to the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $12,527,000 versus $10,683,000 in the same period last year. Total operating profit in this segment was $10,560,000, an increase of $1,669,000 versus $8,891,000 in the same period last year. This increase is the result of the additional royalties from the acquisition in Astatula, FL, which we completed at the beginning of the second quarter 2022, as well as increases in revenue at nearly every active location. Net Operating Income in this segment was $11,720,000, up $1,568,000 or 15.4% compared to the same period last year.

Multifamily Segment:

In the fourth quarter of 2022, as part of our new partnership with Steuart Investment Company and MidAtlantic Realty Partners, we sold a 20% ownership interest in a tenancy-in-common (TIC) of Dock

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79 and The Maren for $65.3 million, $44.5 million attributable to the Company, placing a combined valuation of the two buildings at $326.5 million.

Total revenues in this segment were $21,824,000, an increase of $381,000 versus $21,443,000 in the same period last year. The Maren’s revenue was $10,477,000, an increase of 4.3%, and Dock 79 revenues decreased $51,000 or .4% to $11,398,000. Total operating profit in this segment was $3,717,000, an increase of $497,000 versus $3,220,000 in the same period last year. Pro-rata net operating income for this segment was $8,077,000, down $1,392,000 or 14.7% compared to the same period last year because of the sale of our 20% TIC interest in both properties to SIC, mitigated by $800,000 in pro-rata NOI from our share of the Riverside joint venture.

At the end of December, The Maren was 93.94% leased and 94.70% occupied. Average residential occupancy for calendar year 2023 was 95.60%, and 53.23% of expiring leases renewed with an average rent increase on renewals of 4.21%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for calendar year 2023 was 94.36%, and at the end of the year, Dock 79’s residential units were 95.08% leased and 96.39% occupied. Through the year, 68.29% of expiring leases renewed with an average rent increase on renewals of 2.80%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

During the third quarter of 2022, we achieved stabilization at our Riverside Joint Venture in Greenville, South Carolina. At the end of December, the building was 95.50% leased with 94.50% occupancy. Average occupancy for calendar year 2023 was 94.51% with 55.41% of expiring leases renewing with an average rental increase of 8.46%. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Summary and Outlook

Royalty revenue was up 17.3% over 2022 in what had previously been the highest revenue year for this segment. This kind of revenue growth is all the more remarkable when tons sold decreased by .76%. We are fortunate in both the locations of our mining assets, but also in the ability of our operators to push price aggressively. State and national infrastructure spending is expected to increase in 2024 creating further demand for aggregates products.

In our Multifamily Segment, we are starting to feel the effects of a softening DC market. Revenues are more or less flat between Dock 79 and the Maren and did not keep pace with expenses. Pro-rata NOI is down which is to be expected after selling 20% of our share of Dock 79 and The Maren to SIC. But NOI for the two projects as a whole decreased 1.3% ($13,358,000 vs $13,529,000) compared to 2022. We should expect the market to remain slack until all the new supply has been absorbed. 2023 was the first full calendar year of operation for our Riverside multifamily joint venture in Greenville, SC. Average annual occupancy (94.51%), renewals on expiring leases (55.41%), and rent increases on renewals

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(8.46%) were all strong. NOI this quarter compared to each of the first three quarters fell off because of increased taxes as the project was annexed into the city of Greenville. We remain excited about the Greenville market and look forward to adding .408 Jackson to this segment when it stabilizes in early 2024.

In our Industrial and Commercial segment, occupancy and our overall square-footage have increased since the end of 2022, leading to a 46.2% increase in NOI in 2023 compared to the previous year. We are 95.6% leased and occupied on 548,785 square feet compared to 84.3% occupied on 447,035 square feet at the end of 2022.

As we have stated on a number of occasions in the recent past, we have shifted our development focus away from multifamily in the DC market and towards industrial projects. We are underway on the construction of a $30 million spec warehouse project at our Chelsea site in Aberdeen, MD, which we plan to deliver in the third quarter of 2024. We are also in preliminary discussions on two industrial joint ventures in Florida. We will continue to do the predevelopment work required to prepare the first phase of our partnership with SIC and MRP for vertical construction, but that’s as far as we will take that project until the partnership feels macroeconomic and market conditions are right. The same is true for two other mixed-use projects with Woodfield Development (our JV partner in Riverside and .408 Jackson) that are currently in pre-development in Greenville, SC and Estero, FL. We are pursuing entitlements for these joint ventures and they will be ready for vertical development by the second half of 2024. But we will only move forward when market conditions warrant it. Along with our balance sheet, we consider our development strategy and the ability to shift our focus and capital among asset classes to be our biggest strength. We will pursue our current development strategy aggressively, while allowing for a healthy capital cushion to protect our assets and opportunistically repurchase shares. To that end, in 2023, we repurchased 36,909 shares at an average cost of $54.19 per share.

Subsequent Event

Subsequent to the end of the year, on March 6, 2024, FRP Holdings, Inc announced that it intends to effect a forward stock split in the nature of a dividend of its common stock at a ratio of 2 post-split shares for every 1 pre-split share.  The record date for the split will be April 1, 2024, and the payment date is April 12, 2024.

At the effective time of the forward stock split, every share of the Company's issued common stock will be converted automatically into two issued shares of common stock. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 2:1 forward stock split. It is not necessary for stockholders holding shares of the Company's common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the forward stock split, although stockholders may do so if they wish.

The forward stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity.  Proportional adjustments will be made to the number of shares of the Company's common stock issuable upon exercise or conversion of FRP Holdings, Inc.’s

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equity awards and warrants, as well as the applicable exercise price. Stockholders whose shares are held in brokerage accounts should direct any questions concerning the forward stock split to their broker.  All stockholders of record may direct questions to the Company's transfer agent, Equiniti.

Conference Call

The Company will host a conference call on Thursday, March 7, 2024 at 10:00 a.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-245-3047 (passcode 31965) within the United States. International callers may dial 1-203-518-9765 (passcode 31965). Audio replay will be available until March 21,2024 by dialing 1-888-938-2806 within the United States. International callers may dial 1-402-220-9034. No passcode needed. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2023	2022	2023	2022
Revenues:
Lease revenue	$7,206	6,948	28,979	26,798
Mining royalty revenue	2,899	2,904	12,527	10,683
Total Revenues	10,105	9,852	41,506	37,481

Cost of operations:
Depreciation, depletion and amortization	2,406	2,707	10,821	11,217
Operating expenses	1,790	1,749	7,364	7,065
Property taxes	905	1,022	3,650	4,125
Management company indirect	1,031	871	3,969	3,416
Corporate expenses	790	786	4,002	3,662
Total cost of operations	6,922	7,135	29,806	29,485

Total operating profit	3,183	2,717	11,700	7,996

Net investment income	2,690	2,267	10,897	5,473
Interest expense	(1,064)	(830)	(4,315)	(3,045)
Equity in loss of joint ventures	(1,352)	(473)	(11,937)	(5,721)
Gain on sale of real estate and other income	46	—	53	874

Income before income taxes	3,503	3,681	6,398	5,577
Provision for income taxes	618	1,004	1,516	1,530

Net income	2,885	2,677	4,882	4,047
Gain (loss) attributable to noncontrolling interest	5	(79)	(420)	(518)
Net income attributable to the Company	$2,880	2,756	5,302	4,565

Earnings per common share:
Net income attributable to the Company-
Basic	$0.31	0.29	0.56	0.49
Diluted	$0.30	0.29	0.56	0.48

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,411	9,398	9,420	9,386
-diluted earnings per common share	9,451	9,444	9,461	9,435

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	December 31	December 31
Assets:	2023	2022
Real estate investments at cost:
Land	$141,602	141,579
Buildings and improvements	282,631	270,579
Projects under construction	10,845	12,208
Total investments in properties	435,078	424,366
Less accumulated depreciation and depletion	67,758	57,208
Net investments in properties	367,320	367,158

Real estate held for investment, at cost	10,662	10,182
Investments in joint ventures	166,066	140,525
Net real estate investments	544,048	517,865

Cash and cash equivalents	157,555	177,497
Cash held in escrow	860	797
Accounts receivable, net	1,046	1,166
Federal and state income taxes receivable	337	—
Unrealized rents	1,640	856
Deferred costs	3,091	2,343
Other assets	589	560
Total assets	$709,166	701,084

Liabilities:
Secured notes payable	$178,705	178,557
Accounts payable and accrued liabilities	8,333	5,971
Other liabilities	1,487	1,886
Federal and state income taxes payable	—	18
Deferred revenue	925	259
Deferred income taxes	69,456	67,960
Deferred compensation	1,409	1,354
Tenant security deposits	875	868
Total liabilities	261,190	256,873

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,484,224 and 9,459,686 shares issued and outstanding, respectively	948	946
Capital in excess of par value	67,655	65,158
Retained earnings	345,882	342,317
Accumulated other comprehensive loss, net	35	(1,276)
Total shareholders’ equity	414,520	407,145
Noncontrolling interest	33,456	37,066
Total equity	447,976	444,211
Total liabilities and equity	$709,166	701,084

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Industrial and Commercial Segment:

	Three months ended December 31
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$1,422	100.0%	995	100.0%	427	42.9%

Depreciation, depletion and amortization	368	25.9%	224	22.5%	144	64.3%
Operating expenses	163	11.5%	127	12.8%	36	28.3%
Property taxes	62	4.4%	53	5.3%	9	17.0%
Management company indirect	133	9.3%	102	10.2%	31	30.4%
Corporate expense	157	11.0%	136	13.7%	21	15.4%

Cost of operations	883	62.1%	642	64.5%	241	37.5%

Operating profit	$539	37.9%	353	35.5%	186	52.7%

Mining Royalty Lands Segment:

	Three months ended December 31
(dollars in thousands)	2023	%	2022	%	Change	%

Mining royalty revenue	$2,899	100.0%	2,904	100.0%	(5)	-0.2%

Depreciation, depletion and amortization	25	0.9%	170	5.9%	(145)	-85.3%
Operating expenses	17	0.6%	17	0.6%	—	0.0%
Property taxes	104	3.6%	59	2.0%	45	76.3%
Management company indirect	135	4.6%	117	4.0%	18	15.4%
Corporate expense	89	3.1%	89	3.1%	—	0.0%

Cost of operations	370	12.8%	452	15.6%	(82)	-18.1%

Operating profit	$2,529	87.2%	2,452	84.4%	77	3.1%

Development Segment:

	Three months ended December 31
(dollars in thousands)	2023	2022	Change

Lease revenue	$414	471	(57)

Depreciation, depletion and amortization	42	50	(8)
Operating expenses	143	131	12
Property taxes	157	359	(202)
Management company indirect	649	558	91
Corporate expense	469	490	(21)

Cost of operations	1,460	1,588	(128)

Operating loss	$(1,046)	(1,117)	71

Equity in loss of Joint Venture	(1,141)	(3,167)	2,026
Interest earned	1,020	1,289	(269)

Loss from continuing operations before income taxes	$(1,167)	(2,995)	1,828

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Multifamily Segment:

	Three months ended December 31
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$5,370	100.0%	5,482	100.0%	(112)	-2.0%

Depreciation, depletion and amortization	1,971	36.7%	2,263	41.3%	(292)	-12.9%
Operating expenses	1,467	27.3%	1,474	26.9%	(7)	-0.5%
Property taxes	582	10.9%	551	10.0%	31	5.6%
Management company indirect	114	2.1%	94	1.7%	20	21.3%
Corporate expense	75	1.4%	71	1.3%	4	5.6%

Cost of operations	4,209	78.4%	4,453	81.2%	(244)	-5.5%

Operating profit	$1,161	21.6%	1,029	18.8%	132	12.8%

Industrial and Commercial Segment:

	Twelve months ended December 31
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$5,354	100.0%	3,681	100.0%	1,673	45.4%

Depreciation, depletion and amortization	1,374	25.7%	907	24.6%	467	51.5%
Operating expenses	653	12.2%	568	15.4%	85	15.0%
Property taxes	247	4.6%	211	5.7%	36	17.1%
Management company indirect	529	9.9%	403	11.0%	126	31.3%
Corporate expense	787	14.7%	632	17.2%	155	24.5%

Cost of operations	3,590	67.1%	2,721	73.9%	869	31.9%

Operating profit	$1,764	32.9%	960	26.1%	804	83.8%

Mining Royalty Lands Segment:

	Twelve months ended December 31
(dollars in thousands)	2023	%	2022	%	Change	%

Mining royalty revenue	$12,527	100.0%	10,683	100.0%	1,844	17.3%

Depreciation, depletion and amortization	497	4.0%	586	5.5%	(89)	-15.2%
Operating expenses	68	0.5%	67	0.6%	1	1.5%
Property taxes	428	3.4%	262	2.5%	166	63.4%
Management company indirect	525	4.2%	463	4.3%	62	13.4%
Corporate expense	449	3.6%	414	3.9%	35	8.5%

Cost of operations	1,967	15.7%	1,792	16.8%	175	9.8%

Operating profit	$10,560	84.3%	8,891	83.2%	1,669	18.8%
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Development Segment:

	Twelve months ended December 31
(dollars in thousands)	2023	2022	Change

Lease revenue	$1,801	1,674	127

Depreciation, depletion and amortization	182	189	(7)
Operating expenses	358	672	(314)
Property taxes	744	1,425	(681)
Management company indirect	2,471	2,179	292
Corporate expense	2,387	2,284	103

Cost of operations	6,142	6,749	(607)

Operating loss	$(4,341)	(5,075)	734

Equity in loss of Joint Venture	(11,396)	(8,310)	(3,086)
Interest earned	4,712	3,600	1,112

Loss from continuing operations before income taxes	$(11,025)	(9,785)	(1,240)

Multifamily Segment:

	Twelve months ended December 31
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$21,824	100.0%	21,443	100.0%	381	1.8%

Depreciation, depletion and amortization	8,768	40.2%	9,535	44.5%	(767)	-8.0%
Operating expenses	6,285	28.8%	5,758	26.9%	527	9.2%
Property taxes	2,231	10.2%	2,227	10.4%	4	0.2%
Management company indirect	444	2.0%	371	1.7%	73	19.7%
Corporate expense	379	1.8%	332	1.5%	47	14.2%

Cost of operations	18,107	83.0%	18,223	85.0%	(116)	-0.6%

Operating profit	$3,717	17.0%	3,220	15.0%	497	15.4%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro-rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

12

Pro-rata Net Operating Income Reconciliation
Twelve months ended 12/31/23 (in thousands)
	Industrial and			Mining	Unallocated	FRP
	Commercial	Development	Multifamily	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$1,285	(8,043)	(848)	7,682	4,806	4,882
Income Tax Allocation	477	(2,983)	(158)	2,848	1,332	1,516
Income (loss) before income taxes	1,762	(11,026)	(1,006)	10,530	6,138	6,398

Less:
Unrealized rents	556	—	10	311	—	877
Gain on sale of real estate and other income	—	—	46	10	—	56
Interest income	—	4,712	—	—	6,185	10,897
Plus:
Loss on sale of real estate	2	—	1	—	—	3
Equity in loss of Joint Ventures	—	11,397	500	40	—	11,937
Professional fees - other	—	—	60	—	—	60
Interest Expense	—	—	4,268	—	47	4,315
Depreciation/Amortization	1,374	182	8,768	497	—	10,821
Management Co. Indirect	529	2,471	444	525	—	3,969
Allocated Corporate Expenses	787	2,387	379	449	—	4,002

Net Operating Income	3,898	699	13,358	11,720	—	29,675

NOI of noncontrolling interest	—	—	(6,081)	—	—	(6,081)
Pro-rata NOI from unconsolidated joint ventures	—	5,846	800	—	—	6,646

Pro-rata net operating income	$3,898	6,545	8,077	11,720	—	30,240

Pro-Rata Net Operating Income Reconciliation
Twelve months ended 12/31/22 (in thousands)
	Industrial and			Mining	Unallocated	FRP
	Commercial	Development	Multifamily	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$700	(7,138)	1,938	7,093	1,454	4,047
Income Tax Allocation	260	(2,647)	910	2,630	377	1,530
Income (loss) before income taxes	960	(9,785)	2,848	9,723	1,831	5,577

Less:
Gain on investment land sold	—	—	—	874	—	874
Unrealized rents	236	—	(71)	202	—	367
Interest income	—	3,600	—	—	1,873	5,473
Plus:
Equity in (gain)/loss of Joint Venture	—	8,310	(2,631)	42	—	5,721
Interest Expense	—	—	3,003	—	42	3,045
Depreciation/Amortization	907	189	9,535	586	—	11,217
Management Co. Indirect	403	2,179	371	463	—	3,416
Allocated Corporate Expenses	632	2,284	332	414	—	3,662
Net Operating Income (loss)	2,666	(423)	13,529	10,152	—	25,924

NOI of noncontrolling interest	—	—	(4,595)	—	—	(4,595)
Pro-rata NOI from unconsolidated joint ventures	—	2,366	535	—	—	2,901

Pro-Rata net operating income	$2,666	1,943	9,469	10,152	—	24,230

The following tables represent the Joint Venture and Development pro-rata NOI by project:

Development Segment:
	FRP	Bryant Street	BC FRP	.408	Verge	Total
Twelve months ended	Portfolio	Partnership	Realty, LLC	Jackson	Partnership	Pro-rata NOI
12/31/2023	699	4,849	380	577	40	6,545
12/31/2022	(423)	2,615	362	(115)	(496)	1,943

Multifamily Segment:
			Riverside	Total
Twelve months ended	Dock 79	The Maren	Joint Venture	Pro-rata NOI
12/31/2023	3,711	3,566	800	8,077
12/31/2022	4,607	4,327	535	9,469